As filed with the Securities and Exchange Commission on July 12, 2006
Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMARIN CORPORATION PLC
(Exact name of Registrant as specified in its Charter)

England and Wales (State or other jurisdiction of incorporation or organization)	7 CURZON STREET MAYFAIR LONDON W1J 5HG ENGLAND +44-20-7499-9009 (Address and telephone number of Registrants' Principal Executive Offices)	Not Applicable (I.R.S. Employer Identification No.)

AMARIN FINANCE LTD.
(Exact name of Registrant as specified in its Charter)

Bermuda (State or other jurisdiction of incorporation or organization)	CLARENDON HOUSE 2 CHURCH STREET HAMILTON HM 11 BERMUDA, +441-295-1422 Address and telephone number of Registrants' Principal Executive Offices)	Not Applicable (I.R.S. Employer Identification No.)
_______________________________

Mr. Donald J.Puglisi
Managing Director
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

General Counsel
Amarin Corporation plc
50 Pembroke Road
Ballsbridge
Dublin 4
Ireland

Christopher T. Cox, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005-1702
(212) 701-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per unit (2)(10)	Proposed maximum aggregate offering price (2)	Amount of registration fee (11)
Amarin Corporation plc Ordinary Shares, par value 5 pence per share (3)
Amarin Corporation plc Preference Shares (4)
Amarin Corporation plc Purchase Contracts (5)
Amarin Corporation plc Warrants (6)
Amarin Corporation plc Units (7)
Amarin Corporation plc Senior Debt Securities
Amarin Corporation plc Subordinated Debt Securities
Amarin Finance Ltd Senior Debt Securities
Amarin Finance Ltd Subordinated Debt Securities
Guarantees by Amarin Corporation plc of Debt Securities of Amarin Finance Ltd. (8)
Total (9)	$100,000,000		$100,000,000	$10,700

(1)           These offered securities may be sold separately, together or as units with other offered securities. Such indeterminate number or amount of ordinary shares (the “Ordinary Shares”), preference shares (the “Preference Shares”), debt securities of Amarin Corporation plc (“Amarin” or the “Company”) (the “Amarin Debt Securities”) and debt securities of Amarin Finance Ltd. (“Amarin Finance”) (which will be guaranteed by the Company) (the “Amarin Finance Debt Securities” and together with the Amarin Debt Securities, the “Debt Securities”) as may from time to time be (i) issued at indeterminate prices, in U.S. dollars or the equivalent thereof denominated in foreign currencies, or units of two or more foreign currencies or composite currencies (such as euros), or (ii) issued upon conversion or exercise of, or exchange for, an offered security (including any securities issuable upon stock splits and similar transactions). Includes offered securities that may be purchased by underwriters to cover over-allotments, if any. Subject to Rule 462(b) of the Securities Act of 1933, as amended, in no event will the aggregate maximum offering price of all securities issued by the Company and Amarin Finance pursuant to this registration statement exceed $100 million, or if any Debt Securities are issued with original issue discount, the issue price shall be used in calculating the aggregate maximum offering price.

(2)           Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. No separate consideration will be received for Ordinary Shares or Preference Shares that are issued by the Company or Debt Securities that are issued by the Company and/or Amarin Finance upon conversion, exercise or exchange of Debt Securities, Preferred Shares or warrants (the “Warrants”) registered hereunder.

(3)           The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), each of which currently represents one Ordinary Share. A separate Registration Statement on Form F-6 has been or will be filed for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares.

(4)           The Preference Shares may be represented by ADSs. A separate Registration Statement on Form F-6 will be filed for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of the Preference Shares.

(5)           There are being registered hereby such indeterminate number of purchase contracts (the “Purchase Contracts”) as may be issued at indeterminate prices. Such Purchase Contracts may be issued together with any of the other securities being registered hereby. Purchase Contracts may require the holder thereof to purchase from or sell to us, and obligate us to sell to or purchase from the holders, a specified number of Ordinary Shares or other securities registered hereby at a future date or dates. Includes Purchase Contracts that may be purchased by underwriters to cover over-allotments, if any.

(6)           There are being registered hereby such indeterminate number of Warrants as may be issued at indeterminate prices. Such Warrants may be issued together with any of the other securities registered hereby. Warrants may be exercised to purchase any of the other securities registered hereby or to purchase securities of an entity unaffiliated with any of the registrants or other rights, including the right to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices or any combination of the foregoing. Includes Warrants that may be purchased by underwriters to cover over-allotments, if any.

(7)           There are being registered hereby such indeterminate number of units (the “Units”) as may be issued at indeterminate prices. Units may consist of any combination of the securities being registered hereby.

(8)           Debt securities of Amarin Finance will be fully and unconditionally guaranteed by the Company (the “Guarantee”). Pursuant to Rule 457(n), no separate fee is payable for the Guarantees.

(9)           As described in note (1) above, the aggregate maximum offering price of all securities issued from time to time pursuant to this registration statement will not exceed $100 million or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(10)         Omitted pursuant to General Instruction II(D) on Form F-3 under the Securities Act.

(11)         A filing fee of $5,885 was paid in December, 2004 in connection with the filing by Amarin Corporation plc of Registration Statement No. 333-121760. Of this amount of registered securities, an unsold amount of $3,545 remains. The registration fee due in connection with the filing of this registration statement has been calculated at the current fee rate of $107 per $1,000,000 resulting in a registration fee of $10,700. The $3,545 unused portion of fees paid in connection with Registration Statement No. 333-121760 are applied to the $10,700 due on this registration statement, leaving $7,155 due.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Subsidiary	Principal Executive Office	Jurisdiction of Incorporation/Organization	I.R.S. Employer Identification Number

Amarin Finance Ltd.	Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Bermuda	N/A

Subject to Completion dated July 12, 2006

$100,000,000

AMARIN CORPORATION PLC
Ordinary Shares
Ordinary Shares, in the form of American Depositary Shares
Preference Shares
Preference Shares, in the form of American Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units
and Guarantees of Debt Securities

AMARIN FINANCE LTD.
Debt Securities

We may offer and sell from time to time:

•	ordinary shares, each of which may be represented by one American Depositary Share;

•	preference shares, each of which may be represented by one American Depositary Share;

•	warrants to purchase any other securities that may be sold under this prospectus, securities of third parties or other rights;

•	purchase contracts to purchase ordinary shares or other securities that may be sold under this prospectus;

•	any combination of these securities, individually or as units; and

•	senior or subordinated debt securities.

Amarin Finance may offer and sell from time to time senior or subordinated debt securities which we will guarantee.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our American Depositary Shares representing ordinary shares, evidenced by American Depositary Receipts, are traded on the Nasdaq Capital Market, the principal trading market for our securities, under the symbol “AMRN.” Our ordinary shares have also recently been admitted to listing on the AIM market of the London Stock Exchange and the IEX market of the Irish Stock Exchange. If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

SEE “RISK FACTORS” REFERRED TO ON PAGE 3 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for the financial soundness of Amarin Finance or the correctness of any of the statements made or opinions expressed in this prospectus.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is              , 2006

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that Amarin and the other registrants filed with the Securities and Exchange Commission (or the SEC) using a “shelf” registration process. Under this process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $100 million or the equivalent denominated in foreign currencies.

This prospectus provides you with a general description of the securities that we may offer and the related guarantees, if any, of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information,” before purchasing any of our securities. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits.

You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires, in this prospectus, “Amarin,” “Company,” “we,” “us” and “our” refer to Amarin Corporation plc and its consolidated subsidiaries. References to “Amarin Finance” refer to Amarin Finance Ltd. and references to “Amarin Neuroscience” refer to Amarin Neuroscience Limited. References to “U.S. dollars,” “USD” or “$” are to the lawful currency of the United States, references to “euros” or “€” are to the lawful currency of the member states of the European Monetary Union and references to “pounds sterling,” “GBP” or “£” are to the lawful currency of the United Kingdom.

AMARIN CORPORATION PLC

Amarin is a neuroscience company focused on the research, development and commercialization of novel drugs for the treatment of central nervous system disorders. Our goal is to capitalize on our reputation in neurology and to become a leader in the development and commercialization of novel drugs which address unmet medical needs.

Amarin was incorporated in England as a private limited company on March 1, 1989 under the Companies Act of 1985, a statute governing companies in Great Britain, and re-registered in England as a public limited company on March 19, 1993. Our registered office and our principal executive offices are located at 7 Curzon Street, Mayfair, London W1J 5HG, England, and our telephone number is +44-20-7499-9009. Our website address is www.amarincorp.com. Information contained in our website is not a part of this prospectus.

AMARIN FINANCE LTD.

Amarin has organized Amarin Finance for the purpose of issuing debt securities pursuant to this prospectus. There are no separate financial statements of Amarin Finance in this prospectus because it is a subsidiary of Amarin for financial reporting purposes. We do not believe the financial statements would be helpful to the holders of the securities of Amarin Finance because:

•
Amarin is a reporting company under the Securities Exchange Act of 1934, as amended (referred to in this prospectus as the “Exchange Act”) and owns, directly or indirectly, all of the voting interests of Amarin Finance;

•	Amarin Finance does not have any independent operations and does not propose to engage in any activities other than issuing securities and investing the proceeds in Amarin or its affiliates; and

•	Amarin Finance’s obligations under the securities will be fully and unconditionally guaranteed by Amarin.

Amarin Finance is exempt from the information reporting requirements of the Exchange Act.

Amarin Finance is a Bermuda exempted company limited by shares that was formed under the Bermuda Companies Act 1981 on June 23, 2006. Its registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and its telephone number is +441-295-1422.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risk factors described below and the other information included or incorporated by reference in this prospectus and the accompanying prospectus supplement before making an investment decision. The risks and uncertainties described in the risk factors are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the risks and uncertainties mentioned in the risk factors develop into actual events, our business, financial condition and results of operations could be materially and adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

We have a history of losses, and we may not be able to attain profitability in the foreseeable future.

We have not been profitable in four of the last five fiscal years. For the fiscal years ended December 31, 2001, 2002, 2003, 2004, and 2005 we reported (losses)/profits of approximately $(5.3) million, $(37.0) million, $(19.2) million, $4.0 million and ($18.7) million, respectively, under UK GAAP. For the quarter ended March 31, 2006, we reported losses of approximately $(6.4) million under UK GAAP. Unless and until marketing approval is obtained from either the U.S. Food and Drug Administration, which we refer to as the FDA, or European Medicines Evaluation Agency, which we refer to as the EMEA, for our principal product, MiraxionTM, or we are otherwise able to acquire rights to products that have received regulatory approval or are at an advanced stage of development and can be readily commercialized, we may not be able to generate revenues in future periods and we may not be able to attain profitability.

By February 2004, we had divested a majority of our assets. Although we subsequently acquired Amarin Neuroscience (formerly Laxdale Limited) and its leased facility in Stirling, Scotland on October 8, 2004, we continue to have limited operations, assets and financial resources. As a result, we currently have no marketable products or other source of revenues. All of our current products, including Miraxion, our principal product, are in the development stage. The development of pharmaceutical products is a capital intensive business. Therefore, we expect to incur expenses without corresponding revenues at least until we are able to obtain regulatory approval and sell our future products in significant quantities. This may result in net operating losses, which will increase continuously until we can generate an acceptable level of revenues, which we may not be able to attain. Further, even if we do achieve operating revenues, there can be no assurance that such revenues will be sufficient to fund continuing operations. Therefore, we cannot predict with certainty whether we will ever be able to achieve profitability.

In addition to advancing our existing development pipeline, we also intend to acquire rights to additional products. However, we may not be successful in doing so. We may need to raise additional capital before we can acquire any products. There is also a risk that Miraxion or any other development stage products we may acquire will not be approved by the FDA or regulatory authorities in other countries on a timely basis or at all. The inability to obtain such approvals would adversely affect our ability to generate revenues.

The likelihood of success of our business plan must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage businesses and the regulatory and competitive environment in which we operate.

Our historical financial results do not form an accurate basis for assessing our current business.

As a consequence of the divestiture of a majority of our business and assets during 2003 and early 2004 and our acquisition of Amarin Neuroscience in October 2004, our historical financial results do not form an accurate basis upon which investors should base an assessment of our business and prospects. Prior to such divestiture, our business was primarily the sale of marketable products in the United States, the out-licensing of our proprietary technologies, and research and development activities. Following the acquisition of Amarin Neuroscience, we are now focused on the research, development and commercialization of novel drugs for the central nervous system, which we refer to as the CNS. Accordingly, our historical financial results reflect a substantially different business from that currently being conducted.

We may have to issue additional equity leading to shareholder dilution.

We are committed to issue equity to the former shareholders of Amarin Neuroscience upon the successful achievement of specified milestones for the Miraxion development program (subject to such shareholders’ right to choose cash payment in lieu of equity). Pursuant to the Amarin Neuroscience share purchase agreement, further success-related milestones will be payable as follows:

On receipt of marketing approval in the United States and Europe for the first indication of any product containing Amarin Neuroscience intellectual property, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£7.5 million for each of the two potential market approvals (i.e., GBP£15.0 million maximum).

In addition, on receipt of a marketing approval in the United States and Europe for any other product using Amarin Neuroscience intellectual property or for a different indication of a previously approved product, we must make an aggregate stock or cash payment (at the sole option of each of the sellers) of GBP£5 million for each of the two potential market approvals (i.e., GBP£10 million maximum).

In connection with the completion of our December 2005 private placement of Ordinary Shares, which raised gross proceeds of $26.4 million, investors in the offering were issued 5-year warrants to purchase 9,135,034 ordinary shares at an exercise price of $1.43 per share. In addition, in connection with an additional private placement of ordinary shares which raised gross proceeds of $2.1 million, the investor in the offering was issued 5-year warrants to purchase 280,000 ordinary shares at an exercise price of $3.06 per share.

We also have outstanding warrants to purchase 500,000 ordinary shares at an exercise price of $1.90 per share, which were originally acquired by Elan Corporation, plc as part of a debt renegotiation and were subsequently sold by Elan to Amarin Investment Holding Limited, an entity controlled by Mr. Thomas G. Lynch, our Chairman. We also have outstanding warrants to purchase 313,234 ordinary shares at an exercise price of $3.48 per share. As at May 31, 2006, we also had outstanding employee options to purchase 5,286,963 ordinary shares at an average price of $3.00 per share. Additionally, in pursuing our growth strategy we will either need to issue new equity as consideration for the acquisition of products, or to otherwise raise additional capital, in which case equity, convertible equity or debt instruments may be issued. The creation of new shares would lead to dilution of the value of the shares held by our current shareholder base.

If we cannot find additional capital resources, we will have difficulty in operating as a going concern and growing our business.

The Company forecasts having sufficient cash to fund our group operating activities into the fourth quarter of 2007. In addition, we intend to obtain additional funding through earning license fees from partnering our drug development pipeline and/or completing further financings. There is no assurance, however, that our efforts to obtain additional funding from these sources will be successful. If efforts are unsuccessful, there is substantial uncertainty as to whether we will be able to fund our operations on an ongoing basis. We may also require further funds in the future to implement our long-term growth strategy of acquiring additional development stage and/or marketable products, recruiting clinical, regulatory and sales and marketing personnel, and growing our business. Our ability to execute our business strategy and sustain our infrastructure at our current level will be impacted by whether or not we have sufficient funds. Depending on market conditions and our ability to maintain financial stability, we may not have access to additional funds on reasonable terms or at all. Any inability to obtain additional funds when needed would have a material adverse effect on our business and on our ability to operate on a ongoing basis.

We may be dependent upon the success of a limited range of products.

At present, we are substantially reliant upon the success of our principal product, Miraxion. If development efforts for this product are not successful in either Huntington’s disease, which we refer to as HD, depression, or any other indication or if approved by the FDA, if adequate demand for this product is not generated, our business will be materially and adversely affected. Although we intend to bring additional products forward from our research and development efforts, including our novel oral formulation of apomorphine for the treatment of “off” episodes in patients with advanced Parkinson’s disease, and to acquire additional products, even if we are successful in doing so, the range of products we will be able to commercialize may be limited. This could restrict our ability to respond to adverse business conditions. If we are not successful in developing Miraxion for HD, depression, or any other indication, our formulation of apomorphine for treatment of Parkinson’s disease, or any future product, or if there is not adequate demand for any such product or the market for such product develops less rapidly than we anticipate, we may not have the ability to shift our resources to the development of alternative products. As a result, the limited range of products we intend to develop could constrain our ability to generate revenues and achieve profitability.

Our ability to generate revenues depends on obtaining regulatory approvals for Miraxion.

Miraxion, which is in phase III clinical development for HD, phase II clinical development for depressive disorders, and preclinical development for Parkinson’s disease is currently our only product in late-stage development. In order to successfully commercialize Miraxion, we will be required to conduct all tests and clinical trials needed in order to meet regulatory requirements, to obtain applicable regulatory approvals, and to prosecute patent applications. The costs of developing and obtaining regulatory approvals for pharmaceutical products can be substantial. We are conducting two phase III clinical studies to support a possible new drug application, which we refer to as an NDA, for Miraxion for the treatment of HD. Statistical significance was not achieved in the entire study patient population in the first phase III study; however, a trend to significance was observed in the group that adhered to the protocol and significant results were observed in the sub-group of patients that had a genetic CAG number of less than 45. Our ability to commercialize Miraxion for this indication is dependent upon the success of these development efforts. If such clinical trials fail to produce satisfactory results, or if we are unable to maintain the financial and operational capability to complete these development efforts, we may be unable to generate revenues from Miraxion. Even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize Miraxion successfully. For example, if the approval process takes too long we may miss market opportunities and give other companies the ability to develop competing products. Additionally, the terms of any approvals may not have the scope or breadth needed for us to commercialize Miraxion successfully.

We may not be successful in developing or marketing future products if we cannot meet extensive regulatory requirements of the FDA and other regulatory agencies for quality, safety and efficacy.

Our long-term strategy involves the development of products we may acquire from third parties. The success of these efforts is dependent in part upon the ability of the Company, its contractors, and its products to meet and to continue to meet regulatory requirements in the jurisdictions where we ultimately intend to sell such products. The development, manufacture and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities in the United States, the European Union, Japan and elsewhere. In the United States, the FDA generally requires pre-clinical testing and clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before its introduction into the market. Regulatory authorities in other jurisdictions impose similar requirements. The process of obtaining regulatory approvals is lengthy and expensive and the issuance of such approvals is uncertain. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	the inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices for use in clinical trials;

•	slower than expected rates of patient recruitment;

•	the inability to observe patients adequately after treatment;

•	changes in regulatory requirements for clinical trials;

•	the lack of effectiveness during clinical trials;

•	unforeseen safety issues;

•	delay, suspension, or termination of a trial by the institutional review board responsible for overseeing the study at a particular study site; and

•	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Even if we obtain positive results from early stage pre-clinical or clinical trials, we may not achieve the same success in future trials. Clinical trials that we conduct may not provide sufficient safety and effectiveness data to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates, and our business and results of operations would suffer.

Any approvals that are obtained may be limited in scope, or may be accompanied by burdensome post-approval study or other requirements. This could adversely affect our ability to earn revenues from the sale of such products. Even in circumstances where products are approved by a regulatory body for sale, the regulatory or legal requirements may change over time, or new safety or efficacy information may be identified concerning a product, which may lead to the withdrawal of a product from the market. Additionally, even after approval, a marketed drug and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market, which would have a negative impact on our potential revenue stream.

After approval, our products will be subject to extensive government regulation.

Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved NDA or other license is subject to periodic and other monitoring and reporting obligations enforced by the FDA and other regulatory bodies, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the approved application. Application holders must also submit advertising and other promotional material to regulatory authorities and report on ongoing clinical trials.

Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and local laws in the United States and in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Manufacturing facilities remain subject to FDA inspection and must continue to adhere to the FDA’s current good manufacturing practice requirements. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. Sales, marketing, and scientific/educational grant programs must also comply with the U.S. Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, the U.S. False Claims Act, as amended and similar state laws. Pricing and rebate programs must comply with the U.S. Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, as amended. If products are made available to authorized users of the U.S. Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in all of these areas in other countries.

Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw a product approval. Adverse regulatory action, whether pre- or post-approval, can potentially lead to product liability claims and increase our product liability exposure. We must also compete against other products in qualifying for reimbursement under applicable third party payment and insurance programs.

Our future products may not be able to compete effectively against those of our competitors.

Competition in the pharmaceutical industry is intense and is expected to increase. If we are successful in completing the development of Miraxion, we may face competition to the extent other pharmaceutical companies are able to develop products for the treatment of HD, depression or Parkinson’s disease. Potential competitors in this market may include companies with greater resources and name recognition than us. Furthermore, to the extent we are able to acquire or develop additional marketable products in the future such products will compete with a variety of other products within the United States or elsewhere, possibly including established drugs and major brand names. Competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our future products. Products based on new technologies or new drugs could render our products obsolete or uneconomical.

Our potential competitors both in the United States and Europe may include large, well-established pharmaceutical companies, specialty pharmaceutical sales and marketing companies, and specialized neurology companies. In addition, we may compete with universities and other institutions involved in the development of technologies and products that may be competitive with ours. Many of our competitors will likely have greater resources than us, including financial, product development, marketing, personnel and other resources. Should a competitive product obtain marketing approval prior to Miraxion, this would significantly erode the projected revenue streams for such product.

The success of our future products will also depend in large part on the willingness of physicians to prescribe these products to their patients. Our future products may compete against products that have achieved broad recognition and acceptance among medical professionals. In order to achieve an acceptable level of subscriptions for our future products, we must be able to meet the needs of both the medical community and end users with respect to cost, efficacy and other factors.

Our supply of future products could be dependent upon relationships with manufacturers and key suppliers.

We have no in-house manufacturing capacity and, to the extent we are successful in completing the development of Miraxion and/or acquiring or developing other marketable products in the future, we will be obliged to rely upon contract manufacturers to produce our products. We may not be able to enter into manufacturing arrangements on terms that are favorable to us. Moreover, if any future manufacturers should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all. Manufacturers are required to comply with current NDA commitments and Good Manufacturing Practices requirements enforced by the FDA, and similar requirements of other countries. The failure by a future manufacturer to comply with these requirements could affect its ability to provide us with product. Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales.

Additionally, we will be reliant on third parties to supply the raw materials needed to manufacture Miraxion and other potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to future contract manufacture caused by problems at suppliers could delay shipment of products, increase our cost of goods sold and result in lost sales.

We may not be able to grow our business unless we can acquire and market or in-license new products.

We are pursuing a strategy of product acquisitions and in-licensing in order to supplement our own research and development activity. For example, in May 2006, we acquired the global rights to a novel formulation of apomorphine for the treatment of “off” episodes in patients with advanced Parkinson’s disease. Our success in this regard will be dependent on our ability to identify other companies that are willing to sell or license product lines to us. We will be competing for these products with other parties, many of whom have substantially greater financial, marketing and sales resources. Even if suitable products are available, depending on competitive conditions we may not be able to acquire rights to additional products on acceptable terms, or at all. Our inability to acquire additional products or successfully introduce new products could have a material adverse effect on our business.

In order to commercialize our future products, we will need to establish a sales and marketing capability.

At present, we do not have any sales or marketing capability since all of our products are currently in the development stage. However, if we are successful in obtaining regulatory approval for Miraxion, we intend to di-

rectly commercialize this product for HD in the U.S. market. Similarly, to the extent we execute our long-term strategy of expanding our portfolio by developing or acquiring additional marketable products, we intend to directly sell our neurology products in the United States. In order to market Miraxion and any other new products, we will need to add marketing and sales personnel who have expertise in the pharmaceuticals business. We must also develop the necessary supporting distribution channels. Although we believe we can build the required infrastructure, we may not be successful in doing so if we cannot attract personnel or generate sufficient capital to fund these efforts. Failure to establish a sales force and distribution network in the United States would have a material adverse effect on our ability to grow our business.

The planned expansion of our business may strain our resources.

Our strategy for growth includes potential acquisitions of new products for development and the introduction of these products to the market. Since we currently operate with limited resources, the addition of such new products could require a significant expansion of our operations, including the recruitment, hiring and training of additional personnel, particularly those with a clinical or regulatory background. Any failure to recruit necessary personnel could have a material adverse effect on our business. Additionally, the expansion of our operations and work force could create a strain on our financial and management resources and it may require us to add management personnel.

We may incur potential liabilities relating to discontinued operations or products.

In October 2003, we sold Gacell Holdings AB, the Swedish holding company of Amarin Development AB, which we refer to as ADAB, our Swedish drug development subsidiary, to Watson Pharmaceuticals, Inc. In February 2004, we sold our U.S. subsidiary, Amarin Pharmaceuticals Inc., and certain assets, to Valeant. In connection with these transactions, we provided a number of representations and warranties to Valeant and Watson regarding the respective businesses sold to them, and other matters, and we undertook to indemnify Valeant and Watson under certain circumstances for breaches of such representations and warranties. We are not aware of any circumstances which could reasonably be expected to give rise to an indemnification obligation under our agreements with either Valeant or Watson. However, we cannot predict whether matters may arise in the future which were not known to us and which, under the terms of the relevant agreements, could give rise to a claim against us.

We will be dependent on patents, proprietary rights and confidentiality.

Because of the significant time and expense involved in developing new products and obtaining regulatory approvals, it is very important to obtain patent and trade secret protection for new technologies, products and processes. Our ability to successfully implement our business plan will depend in large part on our ability to:

•	acquire patented or patentable products and technologies;

•	obtain and maintain patent protection for our current and acquired products;

•	preserve any trade secrets relating to our current and future products; and

•	operate without infringing the proprietary rights of third parties.

Although we intend to make reasonable efforts to protect our current and future intellectual property rights and to ensure that any proprietary technology we acquire does not infringe the rights of other parties, we may not be able to ascertain the existence of all potentially conflicting claims. Therefore, there is a risk that third parties may make claims of infringement against our current or future products or technologies. In addition, third parties may be able to obtain patents that prevent the sale of our current or future products or require us to obtain a license and pay significant fees or royalties in order to continue selling such products.

We may in the future discover the existence of products that infringe upon patents that we own or that have been licensed to us. Although we intend to protect our trade secrets and proprietary know-how through confidential-

ity agreements with our manufacturers, employees and consultants, we may not be able to prevent our competitors from breaching these agreements or third parties from independently developing or learning of our trade secrets.

We anticipate that competitors may from time to time oppose our efforts to obtain patent protection for new technologies or to submit patented technologies for regulatory approvals. Competitors may seek to challenge patent applications or existing patents to delay the approval process, even if the challenge has little or no merit. Patent challenges are generally highly technical, time consuming and expensive to pursue. Were we to be subject to one or more patent challenges, that effort could consume substantial time and resources, with no assurances of success, even when holding an issued patent.

The loss of any key management or qualified personnel could disrupt our business.

We are highly dependent upon the efforts of our senior management. The loss of the services of one or more members of senior management could have a material adverse effect on us. As a small company with a streamlined management structure, the departure of any key person could have a significant impact and would be potentially disruptive to our business until such time as a suitable replacement is hired. Furthermore, because of the specialized nature of our business, as our business plan progresses we will be highly dependent upon our ability to attract and retain qualified scientific, technical and key management personnel. There is intense competition for qualified personnel in the areas of our activities. In this environment we may not be able to attract and retain the personnel necessary for the development of our business, particularly if we do not achieve profitability. The failure to recruit key scientific and technical personnel would be detrimental to our ability to implement our business plan.

We have entered into an employment agreement with our chief executive officer, Richard A. B. Stewart. The term of this agreement continues in full force and effect, subject to either party’s right to terminate upon twelve months’ notice. Our officers and key employees, other than Mr. Stewart, are not employed for any specified period and are not restricted from seeking employment elsewhere, subject only to giving appropriate notice to us.

We are subject to continuing potential product liability and do not carry product liability insurance to cover this risk.

Although we disposed of the majority of our former products during 2003 and 2004, we remain subject to the potential risk of product liability claims relating to the manufacturing and marketing of our former products during the period prior to their divestiture. Any person who is injured as a result of using one of our former products during our period of ownership may have a product liability claim against us without having to prove that we were at fault. The potential for liability exists despite the fact that our former subsidiary, Amarin Pharmaceuticals Inc. conducted all sales and marketing activities with respect to such product. Although we have not retained any liabilities of Amarin Pharmaceuticals Inc. in this regard, as the prior holder of ownership rights to such former products, third parties could seek to assert potential claims against us. Since we distributed and sold our products to a wide number of end users, the risk of such claims could be material. Product liability claims could also be brought by persons who took part in clinical trials involving our current or former development stage products. A successful claim brought against us could have a material adverse effect on our business.

We do not at present carry product liability insurance to cover any such risks. If we were to seek insurance coverage, we may not be able to maintain product liability coverage on acceptable terms if our claims experience results in high rates, or if product liability insurance otherwise becomes costlier or unavailable because of general economic, market or industry conditions. If we add significant products to our portfolio, we will require product liability coverage and may not be able to secure such coverage at reasonable rates or at all.

Amarin was responsible for the sales and marketing of Permax from May 2001 until February 2004. On May 17, 2001, Amarin acquired the U.S. sales and marketing rights to Permax from Elan. An affiliate of Elan had previously obtained the licensing rights to Permax from Eli Lilly and Company in 1993. Eli Lilly originally obtained approval for Permax on December 30, 1988 and has been responsible for the manufacture and supply of Permax since that date. On February 25, 2004 Amarin sold its U.S. subsidiary, Amarin Pharmaceuticals, Inc., including the rights to Permax, to Valeant Pharmaceuticals International.

In late 2002, Eli Lilly, as the holder of the NDA for Permax, received a recommendation from the FDA to consider making a change to the package insert for Permax based upon the very rare observation of cardiac valvulopathy in patients taking Permax. While Permax has not been definitely proven as the cause of this condition, similar reports have been notified in patients taking other ergot-derived pharmaceutical products, of which Permax is an example. In early 2003, Eli Lilly amended the package insert for Permax to reflect the risk of cardiac valvulopathy in patients taking Permax and also sent a letter to a number of doctors in the United States describing this potential risk. Causation is not established, but is thought to be consistent with other fibrotic side effects observed in Permax.

During 2005, five lawsuits alleging claims related to cardiac valvulopathy and Permax were pending in the United States. Eli Lilly, Elan, Valeant, and/or Amarin were defendants in these lawsuits. As of the present date, each of these cases has settled. Most of the details of these settlements are confidential.

One other lawsuit, which alleges claims related to compulsive gambling and Permax, remains pending in the United States. Amarin, Eli Lilly, Elan, and Valeant are defendants in this lawsuit, and are defending against the claims and allegations. This case is currently in the early stages of discovery. A similar lawsuit related to compulsive gambling and Permax is being threatened against Eli Lilly, Elan, and/or Valeant, and could possibly implicate Amarin.

The Company has reviewed the position and having taken external legal advice considers the potential risk of significant liability arising for Amarin from these legal actions to be remote. No provision is booked in the accounts at December 2005.

The price of our ADSs may be volatile.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the securities of many pharmaceutical and medical technology companies have been especially volatile in the past, and this trend is expected to continue in the future. Our ADSs may also be subject to volatility as a result of their limited trading market. We currently have approximately 81,461,774 ADSs representing ordinary shares outstanding. There is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of securities. Our ADSs have historically had limited trading volume, which may also result in volatility. During the twelve-month period ending June 30, 2006, the average daily trading volume for our ADSs was 181,810 shares.

If our public float and the level of trading remain at limited levels over the long term, this could result in volatility and increase the risk that the market price of our ADSs may be affected by factors such as:

•	the announcement of new products or technologies;

•	innovation by us or our future competitors;

•	developments or disputes concerning any future patent or proprietary rights;

•	actual or potential medical results relating to our products or our competitors’ products;

•	interim failures or setbacks in product development;

•	regulatory developments in the United States, the European Union or other countries;

•	currency exchange rate fluctuations; and

•	period-to-period variations in our results of operations.

The rights of our shareholders may differ from the rights typically afforded to shareholders of a U.S. corporation.

We are incorporated under English law and our ordinary shares have recently been admitted to trading on the AIM market of the London Stock Exchange and the IEX market of the Irish Stock Exchange. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADSs, are governed by English law, including the Companies Act 1985 (as amended), and by our memorandum and articles of association and the Company is subject to the rules of AIM and IEX. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include the following:

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Under English law, each shareholder present at a meeting has only one vote unless a valid demand is made for a vote on a poll, in which each holder gets one vote per share owned. Under U.S. law, each shareholder typically is entitled to one vote per share at all meetings. Under English law, it is only on a poll that the number of shares determines the number of votes a holder may cast. You should be aware, however, that the voting rights of ADSs are also governed by the provisions of a deposit agreement with our depositary bank.

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Under English law, each shareholder generally has pre-emptive rights to subscribe on a proportionate basis to any issuance of shares. Under U.S. law, shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

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Under English law, certain matters require the approval of 75% of the shareholders, including amendments to the memorandum and articles of association. This may make it more difficult for us to complete corporate transactions deemed advisable by our board of directors. Under U.S. law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions. Under the rules of AIM and IEX, certain transactions require the approval of 50% of the shareholders, including disposals resulting in a fundamental change of business and reverse takeovers. In addition, certain transactions with a party related to the Company for the purposes of the AIM rules requires that the Company consult with its nominated adviser as to whether the transaction is fair and reasonable as far as shareholders are concerned.

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Under English law, shareholders may be required to disclose information regarding their equity interests upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on the transfer of the shares, as well as restrictions on dividends and other payments. Comparable provisions generally do not exist under U.S. law.

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The quorum requirements for a shareholders’ meeting is a minimum of two persons present in person or by proxy. Under U.S. law, a majority of the shares eligible to vote must generally be present (in person or by proxy) at a shareholders’ meeting in order to constitute a quorum. The minimum number of shares required for a quorum can be reduced pursuant to a provision in a company’s certificate of incorporation or bylaws, but typically not below one-third of the shares entitled to vote at the meeting.

U.S. shareholders may not be able to enforce civil liabilities against us.

A number of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors that there is doubt as to the enforceability in England in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

In addition, Amarin Finance is an exempted company limited by shares organized under the laws of Bermuda. A number of Amarin Finance’s directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Bermuda attorneys that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Foreign currency fluctuations may affect our future financial results or cause us to incur losses.

We record our transactions and prepare our financial statements in U.S. dollars. Since our strategy involves the development of products for the U.S. market, a significant part of our clinical trial expenditures are denominated in U.S. dollars and we anticipate that the majority of our future revenues will be denominated in U.S. dollars. However, a significant portion of our costs are denominated in pounds sterling and euro as a result of our being engaged in activities in the United Kingdom and the European Union. As a consequence, the results reported in our financial statements are potentially subject to the impact of currency fluctuations between the U.S. dollar on the one hand, and pounds sterling and euro on the other hand. We are focused on development activities and do not anticipate generating on-going revenues in the short-term. Accordingly, we do not engage in significant currency hedging activities in order to restrict the risk of exchange rate fluctuations. However, if we should commence commercializing any products in the United States, changes in the relation of the U.S. dollar to the pound sterling and/or the euro may affect our revenues and operating margins. In general, we could incur losses if the U.S. dollar should become devalued relative to the pound sterling and/or the euro.

U.S. Holders of our ordinary shares or ADSs could be subject to material adverse tax consequences if we are considered a PFIC for U.S. federal income tax purposes.

There is a risk that we will be classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes. Our status as a PFIC could result in a reduction in the after-tax return to U.S. Holders of our Ordinary Shares or ADSs and may cause a reduction in the value of such shares. We will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all our assets produce or are held for the production of passive income. For this purpose, passive income includes interest, gains from the sale of stock, and royalties that are not derived in the active conduct of a trade or business. Because we receive interest and may recognize gains from the sale of appreciated stock, there is a risk that we will be considered a PFIC under the income test described above. In addition, because of our cash position, there is a risk that we will be considered a PFIC under the asset test described above. While we believe that the PFIC rules were not intended to apply to companies such as us that focus on research, development and commercialization of drugs, no assurance can be given that the U.S. Internal Revenue Service or a U.S. court would determine that, based on the composition of our income and assets, we are not a PFIC currently or in the future. If we were classified as a PFIC, U.S. Holders of our ordinary shares or ADSs could be subject to greater U.S. income tax liability than might otherwise apply, imposition of U.S. income tax in advance of when tax would otherwise apply, and detailed tax filing requirements that would not otherwise apply. The PFIC rules are complex and you are urged to consult your own tax advisors regarding the possible application of the PFIC rules to you in your particular circumstances.

If we fail to comply with the terms of our licensing agreement with Scarista Limited, our licensor may terminate certain licenses to patent rights, causing us to lose valuable intellectual property assets.

Under the terms of a licensing agreement between Scarista Limited and Amarin Neuroscience, our exclusive license to certain valuable patent rights covering certain of our technologies may be terminated if we fail to meet various obligations to Scarista. Under the terms of this agreement we are obligated to meet certain performance obligations in respect of the clinical development and commercialization of Miraxion, payment of royalties, and filing, maintenance and prosecution of the covered patent rights. In particular, we are obligated to use our reasonable commercial efforts to pursue the completion of the Miraxion trials with a view to applying for an FDA ap-

proval for the indication of Huntington’s disease in the U.S. Under the terms of this agreement Scarista is entitled to terminate this agreement forthwith by notice in writing to the other if we commit a material breach of this Agreement and fail to remedy the same within 90 days after receipt of a written notice of the breach requiring remedy of the same. The performance of our obligations to Scarista will require increasing expenditures as the development of Miraxion continues. We cannot guarantee that we will be capable of raising the funds necessary to meet our obligations under this agreement to fulfill these licensing obligations.

We do not currently have the capability to undertake manufacturing of any potential products.

We have not invested in manufacturing and have no manufacturing experience. We cannot assure you that we will successfully manufacture any product we may develop, either independently or under manufacturing arrangements, if any, with third party manufacturers. To the extent that we enter into contractual relationships with other companies to manufacture our products, if any, the success of those products may depend on the success of securing and maintaining contractual relationships with third party manufacturers (and any sub-contractors they engage).

We have secured supply of Miraxion through the expected launch period of the product. Our ability to meet commercial demand for Miraxion beyond this quantity would depend on our successfully obtaining a commitment for such supplies. We are currently in discussion with the existing and other manufacturers to meet this requirement. We cannot guarantee that we will be able to obtain a commitment from the existing contract manufacturer and/or to negotiate a second supply agreement with an alternate contract manufacturer to manufacture additional commercial supplies of Miraxion. If we were unable to do so, we would be unable to successfully commercialize Miraxion and our results of operations and prospects would be materially adversely affected.

We do not currently have the capability to undertake marketing, or sales of any potential products.

We have not invested in marketing or product sales resources. We cannot assure you that we will be able to acquire such resources. We cannot assure you that we will successfully market any product we may develop, either independently or under marketing arrangements, if any, with other companies. To the extent that we enter into contractual relationships with other companies to market our products, if any, the success of such products may depend on the success of securing and maintaining such contractual relationships the efforts of those other companies (and any sub-contractors they engage).

We have limited personnel to oversee out-sourced clinical testing and the regulatory approval process.

It is likely that we will also need to hire additional personnel skilled in the clinical testing and regulatory compliance process if we develop additional product candidates with commercial potential. We do not currently have the capability to conduct clinical testing in-house and do not currently have plans to develop such a capability. We out-source our clinical testing to contract research organizations. We currently have a limited number of employees and certain other outside consultants who oversee the contract research organizations involved in clinical testing of our compounds.

We cannot assure you that our limited oversight of the contract research organizations will suffice to avoid significant problems with the protocols and conduct of the clinical trials.

We depend on contract research organizations to conduct our pre-clinical and our clinical testing. We have engaged and intend to continue to engage third party contract research organizations and other third parties to help us develop our drug candidates. Although we have designed the clinical trials for drug candidates, the contract research organizations will be conducting all of our clinical trials. As a result, many important aspects of our drug development programs have been and will continue to be outside of our direct control. In addition, the contract research organizations may not perform all of their obligations under arrangements with us. If the contract research organizations do not perform clinical trials in a satisfactory manner or breach their obligations to us, the development and commercialization of any drug candidate may be delayed or precluded. We cannot control the amount and timing of resources these contract research organizations devote to our programs or product candidates. The failure of any of these contract research organizations to comply with any governmental regulations would substantially harm our development and marketing efforts and delay or prevent regulatory approval of our drug candidates. If we are unable to rely on clinical data collected by others, we could be required to repeat, extend the duration of, or increase the size of our clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

Despite the use of confidentiality agreements and/or proprietary rights agreements, which themselves may be of limited effectiveness, it may be difficult for us to protect our trade secrets.

We rely on trade secrets to protect technology in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require certain of our academic collaborators, contractors and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

Potential technological changes in our field of business create considerable uncertainty.

We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in research are expected to continue at a rapid pace in both industry and academia. We cannot assure you that research and discoveries by others will not render some or all of our programs or product candidates uncompetitive or obsolete.

Our business strategy is based in part upon new and unproven technologies to the development of biopharmaceutical products for the treatment of Huntington’s disease and other neurological disorders. We cannot assure you that unforeseen problems will not develop with these technologies or applications or that commercially feasible products will ultimately be developed by us.

Third-Party Reimbursement and Health Care Cost Containment Initiatives and Treatment Guidelines May Constrain Our Future Revenues.

Our ability to market successfully our existing and future new products will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. Countries in which our products are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products obtain governmental approval of initial prices and any subsequent price increases. In certain countries, including the United States, government-funded and private medical care plans can exert significant indirect pressure on prices. We may not be able to sell our products profitably if adequate prices are not approved or reimbursement is unavailable or limited in scope. Increasingly, third-party payers attempt to contain health care costs in ways that are likely to impact our development of products including:

•	failing to approve or challenging the prices charged for health care products;

•	introducing reimportation schemes from lower priced jurisdictions;

•	limiting both coverage and the amount of reimbursement for new therapeutic products;

•	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payers;

•	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval; and

•	refusing to provide coverage when an approved product is not appraised favorably by the National Institute for Clinical Excellence in the UK, or similar agencies in other countries.

We are undergoing significant organizational change. Failure to manage disruption to the business or the loss of key personnel could have an adverse effect on our business.

We are making significant changes to both our management structure and the locations from which we operate. As a result of this, in the short term, morale may be lowered and key employees may decide to leave, or may be distracted from their usual role. This could result in delays in development projects, failure to achieve managerial targets or other disruption to the business. The benefits of the reorganization are expected to be a significant improvement in operating effectiveness and substantial cost savings.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements relate, among other things, to our ability to develop and obtain regulatory approvals for our products under development, our future capital needs, our ability to further acquire or develop additional marketable products, acceptance of our products by prescribers and end-users, our ability to retain and maintain our relationships with third-party manufacturers on which we rely, competitive factors, and our marketing and sales plans. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission, or the SEC, and in written material, press releases and oral statements issued by or on behalf of us. Forward-looking statements include statements regarding our intent, belief or current expectations or those of our management regarding various matters, including statements that include forward-looking terminology such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues,” or similar expressions.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Among the factors that could cause actual results to differ materially from those described or projected herein are the factors identified in the Risk Factors section of this prospectus and any prospectus supplement and the following:

•	the success of our research and development activities, including the phase III trials with Miraxion in Huntington’s disease and our efforts with apomorphine in Parkinson’s desease;

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decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	the success with which developed products may be commercialized;

•	competitive developments affecting our products under development;

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the effect of possible domestic and foreign legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare in the United States, and involuntary approval of prescription medicines for over-the-counter use;

•	our ability to protect our patents and other intellectual property;

•	claims and concerns that may arise regarding the safety or efficacy of our product candidates;

•	governmental laws and regulations affecting our operations, including those affecting taxation;

•	our ability to maintain sufficient cash and other liquid resources to meet our operating requirements;

•	general changes in U.K. and U.S. generally accepted accounting principles;

•	growth in costs and expenses; and

•	the impact of acquisitions, divestitures and other unusual items, including our ability to integrate our acquisition of Amarin Neuroscience.

This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

All forward-looking statements in this prospectus are based on information available to us on the date hereof. We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

PRESENTATION OF FINANCIAL INFORMATION

We changed our functional currency on January 1, 2003 to U.S. dollars to reflect the fact that the majority of our transactions, assets and liabilities were, after that date, to be denominated in that currency. Consequently, certain historical pound sterling amounts in this prospectus and in the material incorporated by reference herein have been translated into U.S. dollars. Unless otherwise stated herein, translations of pounds sterling into and from U.S. dollars have been made at an exchange rate of £1 to $1.6099, being the mid point rate on December 31, 2002. The Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York at December 31, 2002 was £1.00 to $1.6095. We do not believe this difference to be material. On July 11, 2006, the Noon Buying Rate was £1.00 to $1.8431.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

(i)our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed on March 30, 2006 and any amendments thereto; and

(ii)our reports on Form 6-K dated April 5, 2006, April 7, 2006, May 8, 2006, May 9, 2006, May 11, 2006, May 12, 2006, May 17, 2006, May 18, 2006, June 9, 2006, June 29, 2006, July 5, 2006 and July 11, 2006.

All annual reports on Form 20-F that we file with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Amarin Corporation plc, 50 Pembroke Road, Ballsbridge, Dublin 4, Ireland, Attention: Company Secretary, telephone +353 (0) 1 669 9023.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement of which this prospectus is a part, and other public filings with the SEC, are also available on the website maintained by the SEC at http://www.sec.gov.

We provide Citibank N.A., as depositary under the deposit agreement between us, the depositary and registered holders of the American Depositary Receipts evidencing ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United Kingdom, or UK GAAP, together with a reconciliation of net income and total stockholders equity to generally accepted accounting principles in the United States, or US GAAP. Upon receipt of these reports, the depositary is obligated to promptly mail them to all record holders of ADSs. We also furnish to the depositary all notices of meetings of holders of our ordinary shares and other reports and communications that are made generally available to holders of our ordinary shares. The depositary has undertaken in the deposit agreement to mail to all holders of ADSs a notice containing the information contained in any notice of a shareholders’ meeting received by the depositary, or a summary of such information. The depositary has also undertaken in the deposit agreement to make available to all holders of ADSs such notices and all other reports and communications received by the depositary in the same manner as we make them available to holders of ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Amarin Corporation plc

We are a public limited company incorporated under the laws of England and Wales. A number of our directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors that there is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

Amarin Finance Ltd.

Amarin Finance is an exempted company limited by shares company organized under the laws of Bermuda. A number of Amarin Finance’s directors and executive officers are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Bermuda lawyers that there is doubt as to the enforceability in Bermuda, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes, which may include funding future acquisitions.

Proceeds may also be used for other purposes specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SHARE DIVidends

Amarin’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference share dividends for the periods presented are as follows:

Year Ended December 31,
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges - UK GAAP*	-	-	-	-	-
Ratio of earnings to fixed charges - US GAAP*	-	-	-	-	-
Ratio of earnings to combined fixed charges - UK GAAP	-	-	-	-	-
Ratio of earnings to combined fixed charges - US GAAP	-	-	-	-	-

* The company reported an operating loss on ordinary activities for each of the five years 2001 - 2005.

•
Under UK GAAP, the deficiency of earnings to cover fixed charges for the fiscal year ended December 31, 2001 was $5,046,000, for the fiscal year ended December 31, 2002 was $9,033,000, for the fiscal year ended December 31, 2003 was $7,520,000 for the fiscal year ended December 31, 2004 was $10,594,000 and for the fiscal year ended December 31, 2005 was $19,285,000.

•
Under UK GAAP, the deficiency of earnings to cover combined fixed charges and preferred stock dividends for the fiscal year ended December 31, 2001 was $5,246,000, for the fiscal year ended December 31, 2002 was $9,155,000 and for the fiscal year ended December 31, 2003 was $7,544,000.

•
Under US GAAP, the deficiency of earnings to cover fixed charges for the fiscal year ended December 31, 2001 was $5,736,000, for the fiscal year ended December 31, 2002 was $6,453,000, for the fiscal year ended December 31, 2003 was $6,994,000 for the fiscal year ended December 31, 2004 was $57,860,000 and for the fiscal year ended December 31, 2005 was $20,282,000.

•
Under US GAAP, the deficiency of earnings to cover combined fixed charges and preferred stock dividends for the fiscal year ended December 31, 2001 was $5,936,000, for the fiscal year ended December 31, 2002 was $6,575,000 and for the fiscal year ended December 31, 2003 was $7,018,000.

Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and the portion of rent expense that is representative of interest expense.

CAPITALIZATION AND INDEBTEDNESS1

The following table sets forth, on a UK GAAP basis, our capitalization as of March 31, 2006. Adjustments up to May 30, 2006 are described below. This table should be read in conjunction with our consolidated financial statements as of and for the three years ended December 31, 2005 set forth in our Annual Report on Form 20-F (incorporated by reference herein), for the year ended December 31, 2005.

In April 2006, the Company issued 20,066 shares due to the exercise of share options of nominal values $2,000 in aggregate for a total consideration of $61,000. In May 2006, the Company issued 120,096 shares due to the exercise of shares options of nominal value $11,000 in aggregate for a total consideration of $345,000.

1  We have no indebtedness outstanding on the date of this prospectus and had no indebtedness outstanding as of March 31, 2006.

As of March 31, 2006, Amarin Corporation plc held approximately $35.3 million of cash and receivables balances.

$’000
Shareholders’ equity:
Ordinary share capital	7,108
Treasury shares	(217)
Capital redemption reserve	27,633
Share premium account	130,818
Profit and loss account — (deficit)	(126,065)
Total shareholders’ equity	39,277
Total capitalization	39,277

PRICE HISTORY

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the Nasdaq Capital Market. These prices do not include retail mark-ups, markdowns, or commissions but give effect to a change in the number of ordinary shares represented by each ADS, implemented in both October 1998 and July 2002. Historical data in the table has been restated to take into account these changes.

	USD High	USD Low
Fiscal Year Ended
December 31, 2001	27.97	5.00
December 31, 2002	21.00	2.76
December 31, 2003	4.81	1.39
December 31, 2004	3.99	0.53
December 31, 2005	3.40	1.06
Fiscal Year Ended December 31, 2004
First Quarter	3.50	1.35
Second Quarter	1.46	0.86
Third Quarter	0.97	0.53
Fourth Quarter	3.99	1.00
Fiscal Year Ended December 31, 2005
First Quarter	3.40	2.14
Second Quarter	2.36	1.06
Third Quarter	1.67	1.32
Fourth Quarter	1.45	1.07
Fiscal Year Ending December 31, 2006
First Quarter	3.74	1.27
Second Quarter	3.10	1.93
January 2006	3.43	1.27
February 2006	3.74	2.96
March 2006	3.60	3.17
April, 2006	3.10	2.79
May, 2006	3.01	1.93
June, 2006	2.47	2.14

On July 11, 2006, the closing price of our ADSs as reported on the Nasdaq Capital Market was $2.41 per ADS.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We or Amarin Finance may elect to offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Amarin’s senior debt securities would be issued under a senior indenture to be entered into among Amarin and a trustee to be named. Amarin’s subordinated debt securities would be issued under a subordinated indenture to be entered into among Amarin and a trustee to be named. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The senior debt securities of Amarin Finance would be issued under a senior indenture to be entered into among that entity, Amarin, as guarantor, and a trustee to be named. The subordinated debt securities of Amarin Finance would be issued under a subordinated indenture to be entered into among that entity, Amarin, as guarantor, and a trustee to be named. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” All senior indentures are sometimes referred to in this prospectus collectively as the “senior indentures” and each, individually, as a “senior indenture.” All subordinated indentures are sometimes referred to in this prospectus collectively as the “subordinated indentures” and each, individually, as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indentures and the related debt securities are not complete, you should refer to the forms of the indentures and the debt securities for complete information on some of the terms and provisions of the indentures, including definitions of some of the terms used below, and the debt securities. The senior indentures and subordinated indentures are substantially identical to one another, except for specific provisions relating to subordination contained in the subordinated indentures.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the senior debt securities will be the issuer’s direct, unsecured and unsubordinated general obligations and will have the same rank as all of the issuer’s other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement.

Payments

The issuer may issue debt securities from time to time in one or more series. The provisions of the indentures allow the issuer to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. The issuer may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	the specific designation;

•	the aggregate principal amount of the debt securities;

•	the indenture under which the debt securities are issued;

•	applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which the debt securities will be issued;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, are payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•
whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether the securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the global depositary;

•
the terms on which holders of the debt securities may convert or exchange these securities into or for ordinary shares or other of our securities or of an entity unaffiliated with us, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•
information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•
whether and under what circumstances the issuer will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material English, U.S. federal and, if applicable, Bermuda income tax consequences, including, but not limited to:

•
tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	whether the debt securities will be secured;

•	any applicable selling restrictions;

•	whether the securities issued will be entitled to the benefits of guarantees; and

•
any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. The issuer will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the applicable indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

Each indenture provides holders of debt securities with remedies if the issuer and/or guarantors, as the case may be, fail to perform specific obligations, such as making payments on the debt securities, or if the issuer and/or guarantors, as the case may be, become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. Each indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indentures, with respect to any series of debt securities issued under that indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and continuing:

•	default is made in the payment of the principal or any premium in respect of the securities;

•	default is made for more than 30 days in the payment of interest in respect of the securities;

•
the issuer and/or guarantors, as the case may be, fail to perform or observe any of their other obligations under the securities and this failure has continued for the period of 60 days after we receive notice of default stating we are in breach;

•	the issuer’s and/or guarantors’, as the case may be, bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency-related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of the issuer and/or guarantors, as the case may be; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities upon an Event of Default

Each indenture provides that, unless otherwise set forth in a supplemental indenture:

•
if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the issuer and/or guarantor, as the case may be, applicable to that series of debt securities but not applicable to all outstanding debt securities issued under that indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the issuer and guarantor, as the case may be, may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under that indenture) to be due and payable immediately;

•
if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of the issuer and/or the guarantor, as the case may be, the principal of all debt securities and interest accrued on the debt securities shall be due and payable immediately; and

•
if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to the issuer and/or guarantor, as the case may be, may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

Each indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under that indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, each indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

Each indenture provides that no individual holder of debt securities may institute any action against us under that indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action and

•	offered the trustee reasonable indemnity;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•
the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

Each indenture contains a covenant that the issuer and guarantors, if applicable, will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

The issuer has the ability to eliminate most or all of its obligations on any series of debt securities prior to maturity if it complies with the following provisions:

Discharge of Indenture. The issuer may discharge all of its obligations, other than as to transfers and exchanges, under the indenture after it has:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the applicable trustee for cancellation all of the outstanding debt securities; or

•
irrevocably deposited with the applicable trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the applicable indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. The issuer may also discharge all of its obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. The issuer may be released with respect to any outstanding series of debt securities from the obligations imposed by the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•
the issuer irrevocably deposits with the relevant trustee cash the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

•	the issuer delivers to the relevant trustee an opinion of counsel to the effect that:

•
the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance; and

•
the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•
in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification Without Consent of Holders. The issuer and the relevant trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under each indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each issuer and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, the issuer and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•
alter the terms on which holders of the debt securities may convert or exchange debt securities for stock or other securities or for other property or the cash value of the property, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where the issuer’s obligation runs to the holder of the security named on the face of the security, or

•	in bearer form, where the issuer’s obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. The issuer may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the issuer, the guarantor, if applicable, the trustee or any other agent of the issuer, guarantor or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by the issuer within 90 days, the issuer will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the issuer may, at any time and in its sole discretion, decide not to have any of the securities represented by one or more registered global securities. If the issuer makes that decision, it will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, societe anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

Guarantees

Amarin will fully and unconditionally guarantee payment in full to the holders of the debt securities issued by Amarin Finance pursuant to this prospectus. The guarantee will be set forth in, and form part of, the indentures under which the debt securities will be issued. If, for any reason, Amarin Finance does not make any required payment in respect of its debt securities when due, the Company will cause the payment to be made to or to the order of the trustee. The guarantee will be on a senior basis when the guaranteed debt security is issued under a senior indenture, and on a subordinated basis to the extent the guaranteed debt security is issued under a subordinated indenture. The extent to which the guarantee is subordinated to other indebtedness of the Company will be substantially the same as the extent to which the subordinated debt issued by the issuer is subordinated to the other indebtedness of the issuer as described below under “—Subordination of the Subordinated Debt Securities.” The holder of the guaranteed security may sue the guarantor to enforce its rights under the guarantee without first suing any other person or entity.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued by an issuer will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness of the issuer, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of

•
any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the issuer or to its creditors, as such, or to its assets;

•	any voluntary or involuntary liquidation, dissolution or other winding up of the issuer, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the issuer,

then the holders of senior indebtedness of the issuer will be entitled to receive payment in full of all amounts due or to become due on or in respect of all its senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities of the issuer are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of senior indebtedness of the issuer will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the issuer being subordinated to the payment of its subordinated debt securities. This payment may be payable or deliverable in respect of its subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of liquidation or insolvency of the issuer, holders of senior indebtedness of the issuer and holders of other obligations of the issuer that are not subordinated to its senior indebtedness may recover more ratably than the holders of subordinated debt securities of the issuer.

Subject to the payment in full of all senior indebtedness of the issuer, the rights of the holders of subordinated debt securities of the issuer will be subrogated to the rights of the holders of its senior indebtedness to receive payments or distributions of cash, property or securities of the issuer applicable to its senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, its subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities of the issuer, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any senior indebtedness of the issuer is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any senior indebtedness of the issuer has been accelerated because of a default.

The subordinated indentures do not limit or prohibit the issuer from incurring additional senior indebtedness, which may include indebtedness that is senior to its subordinated debt securities, but subordinate to the issuer’s other obligations.

The subordinated indentures provide that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by the issuer, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by the laws of the State of New York.

Information Concerning the Trustee

The trustee to be named under the indenture, will be appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF ORDINARY SHARES

The following description of our ordinary shares is only a summary. We encourage you to read our Articles of Association, which are incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 1,559,144,066 ordinary shares of 5p each and there are 81,574,478 shares currently outstanding. In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities. For those ordinary shares that have been deposited in our American Depositary Receipt facility pursuant to our deposit agreement with Citibank N.A., the depositary or its nominee is deemed the shareholder.

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. As of the date of this prospectus, there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share or a preference share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to prior satisfaction of the claims of creditors and preferential payments to holders of outstanding preference shares.

Voting Rights

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least two shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•
any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder. The quorum for a shareholders’ meeting is a minimum of two persons, present in person or by proxy. To the extent the articles of association provide for a vote by a show of hands in which each shareholder has one vote, this differs from U.S. law, under which each shareholder typically is entitled to one vote per share at all meetings.

Holders of ADSs are also entitled to vote by supplying their voting instructions to the depositary who will vote the ordinary shares represented by their ADSs in accordance with their instructions. The ability of Citibank to carry out voting instructions may be limited by practical and legal limitations, the terms of our memorandum and articles of association, and the terms of the ordinary shares on deposit. We cannot assure the holders of our ADSs that they will receive voting materials in time to enable them to return voting instructions to Citibank in a timely manner.

Unless otherwise required by law or the articles of association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors;

•	the increase of authorized share capital; or

•	the grant of authority to issue shares.

A special resolution or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the memorandum or articles of association, or our winding-up.

DESCRIPTION OF PREFERENCE SHARES

The following description of our preference shares is only a summary of the general terms of the preference shares of any series we may issue under this prospectus. Each time we issue preference shares we will prepare a prospectus supplement, which you should read carefully. The prospectus supplement relating to a series of preference shares or to securities that are convertible into or exchangeable for the preference shares will summarize the terms of the preference shares of the particular series. Those terms will be set out in the resolutions establishing the series that our Board of Directors or an authorized committee adopt, and may be different from those summarized below. If so, the applicable prospectus supplement will state that, and the description of the preference shares of that series contained in the prospectus supplement will apply. In the following summary, a “holder” is the person registered in our register of members as the holder of the relevant securities. For those preference shares, if any, that are deposited in an American Depositary Receipt facility pursuant to a deposit agreement, to be entered into (for additional details see “Description of American Depositary Shares”) with Citibank N.A., the depositary or its nominee is deemed the shareholder.

This summary does not purport to be complete and is subject to, and qualified by, our Articles of Association and the resolutions of our Board of Directors or an authorized committee. You should read our Articles of Association which are incorporated by reference into the registration statement of which this prospectus is a part, as well as those resolutions, which we will file with the SEC as an exhibit to the registration statement, of which this prospectus is a part.

Currently Amarin has 440,855,934 Preference Shares of 5p each forming part of its authorized share capital but none of these preference shares are in issue. Pursuant to an authority given by the shareholders at the 2005 Annual General Meeting our board of directors has the authority, without further action by shareholders, to issue up to 440,855,934 preference shares of 5p in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preference shares, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the ordinary shares. To date, our board of directors has not issued any such preference shares.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preference shares of each series that we sell under this prospectus and applicable prospectus supplements in the resolutions relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any resolutions that describes the terms of the series of preference shares we are offering before the issuance of the related series of preference shares. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preference shares on any securities exchange or market;

•
whether the preference shares will be convertible into our ordinary shares or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances if may be adjusted;

•
whether the preference shares will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preference shares;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preference shares;

•	the relative ranking and preferences of the preference shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•
any limitations on issuances of any class or series of preference shares ranking senior to or on a parity with the series of preference shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preference shares.

If we issue shares of preference shares under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

Our articles of association and English law provide that the holders of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that series of preference shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary for our American Depositary Shares representing our ordinary shares and will act as the depositary for any American Depositary Shares representing our preference shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are commonly known as “American Depositary Receipts,” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is the London office of Citibank, N.A., located at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

We have appointed Citibank as depositary for our ADSs representing ordinary shares pursuant to a deposit agreement. A copy of the deposit agreement (including any amendments) is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please refer to Registration Number 333-123653 when retrieving such copy. We will appoint Citibank as depositary pursuant to a new deposit agreement if we determine to offer and sell preference shares represented by ADSs, which deposit agreement will be filed with the SEC under cover of a Registration Statement on Form F-6.

We are providing you with a summary description of the material terms of the ADSs representing ordinary shares and of the material rights of owners of ADSs representing ordinary shares. We expect that the material terms of any ADSs representing preference shares and the material rights of owners of any ADSs representing preference shares will be similar to the material terms of the ADSs representing ordinary shares and the material rights of owners of ADSs representing ordinary shares, as provided in the following summary. A summary description of any differences in such material terms and material rights from the description set forth below will be included in a prospectus supplement. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. If you intend to hold ADSs, we urge you to review the applicable deposit agreement (including any amendments) in its entirety. Each ADS representing ordinary shares represents one ordinary share on deposit with the custodian and any ADS representing preference shares will represent one preference share on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares and to the holders of preference shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the holder. When we refer to you, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt of a cash dividend or other cash distribution, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if this can be done on a reasonable basis, in the judgment of the depositary, and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a free distribution of ordinary shares or preference shares, the depositary will either distribute to holders new ADSs representing the ordinary shares or preference shares deposited with the custodian or modify the ratio of ADSs to ordinary shares or preference shares, in which case each ADS you hold will represent rights and interests in the additional ordinary shares or preference shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ratio of ADSs to ordinary shares or preference shares upon a distribution of ordinary shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares or preference shares so distributed.

No such distribution of new ADSs will be made if it would violate the U.S. securities laws or other applicable law. If the depositary does not distribute new ADSs or change the ADS-to-ordinary share ratio as described above, it may sell the ordinary shares received and distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

In the event that we distribute rights to purchase additional ordinary shares or preference shares, the depositary will determine whether it is lawful and feasible to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and feasible to make the rights available to holders of ADSs. We may be required to provide certain documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

The depositary will not distribute the rights to you if:

•	it is not lawful or feasible to distribute the rights;

•	we fail to deliver satisfactory documents to the depositary; or

•	it appears that the rights are about to lapse.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

If we distribute property other than cash, ordinary shares, rights to purchase additional ordinary shares, preference shares or rights to purchase additional preference shares and if we provide all of the documentation contemplated in the applicable deposit agreement, the depositary will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

If in the opinion of the depositary a distribution is not feasible, it will not distribute the property to you and may sell the property with our reasonable approval. The depositary may deem a distribution not to be feasible if:

•	any amounts are required to be withheld for taxes or governmental charges;

•	any obligations arise under applicable securities laws of exchange control laws; or

•	there is any requirement that distributable securities be registered under the Securities Act of 1933 or otherwise.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares and Preference Shares

The ordinary shares or preference shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or preference shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would represent the right to receive the property received or exchanged in respect of the ordinary shares or preference shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares or Preference Shares

The depositary may create ADSs on your behalf if you or your broker deposits ordinary shares or preferences shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares or preference shares to the custodian. Your ability to deposit ordinary shares or preference shares and receive ADSs may be limited by U.S. and UK legal considerations applicable at the time of deposit. Neither ordinary shares nor preference shares will be accepted for deposit until the depositary receives evidence that there has been compliance with English currency exchange regulations. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares or preference shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares or preference shares are validly issued, fully paid and non-assessable;

•	all preemptive rights, if any, with respect to such ordinary shares or preference shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares or preference shares, as applicable; and

•	the ordinary shares or preference shares presented for deposit have not been stripped of any rights or entitlements.

In addition, unless you are depositing ordinary shares or preference shares in exchange for ADSs that are restricted ADSs, you will also be deemed to represent that the ordinary shares or preference shares presented for deposit are not restricted securities as defined in the deposit agreement.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares or preference shares at the custodian’s offices. Your ability to withdraw the ordinary shares or preference shares, as applicable, may be limited by U.S. and UK legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares or preference shares represented by your ADSs, you will be required to pay the depositary the fees for cancellation of ADSs and any charges and taxes payable in connection with the surrender and withdrawal. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold an ADR registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares or preference shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•
temporary delays that may arise because (i) the transfer books for the ordinary shares or preference shares, as applicable, or ADSs are closed, or (ii) ordinary shares or preference shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges would arise as a result of such withdrawal; or

•	restrictions may be imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs.

Restricted ADSs

Each holder depositing ordinary shares that constitute “restricted securities” (as defined in the deposit agreement) with the depositary will receive restricted ADRs evidencing restricted ADSs pursuant to and in accordance with the letter agreement between the depositary and us dated as of March 29, 2006 (the “Restricted ADR Letter Agreement”). We entered into the Restricted ADR Letter Agreement to, inter alia, establish procedures for (i) the deposit of “restricted securities” with the depositary, (ii) the issuance by the depositary of restricted ADRs representing restricted ADSs related to such restricted securities and (iii) the transfer or exchange of interests in the restricted ADSs, including the certifications and other requirements that will be required to affect such transactions under various circumstances.

Restricted ADRs will be issued in certificated form with a restrictive legend and may only be transferred or exchanged in accordance with the Restricted ADR Letter Agreement. Except as set forth in the Restricted ADR Letter Agreement and except as required by applicable law, restricted ADRs will have the same rights and obliga-

tions and will be treated as ADRs that are not “restricted ADRs” for all other purposes. Restricted ADRs may not be transferred except pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption from the registration requirements of the Securities Act of 1933.

Voting Rights

As a holder of ADSs representing ordinary shares, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Ordinary Shares.” Holders of ADSs representing preference shares will generally have the right to instruct the depositary to exercise the voting rights for the preference shares represented by their ADSs. Holders of any series of preference shares will have voting rights, if any, fixed by our Board of Directors and described in the prospectus supplement relating to such series of preference shares. Our articles of association and English law provide that the holders of any series of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of such series of preference shares.

The depositary will mail to you any notice of shareholders’ meetings received from us, together with a statement that holders will be entitled to instruct the depositary to exercise the voting rights of the securities represented by ADSs, and information explaining how to give such instructions.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

If no such instructions are received, the depositary will deem the holders to have granted a discretionary proxy to the person designated by us, unless we request otherwise. However, no discretionary proxy will be deemed granted for any proposition that:

•	involves the solicitation of opposing proxies or other substantial opposition; or

•	authorizes a merger, consolidation or other matter that may materially affect the rights and privileges of holders.

The depositary has agreed to appoint one or more representatives to vote at shareholders’ meetings either on a show of hands or a poll. In general, proxies may be voted only if a vote on a poll is duly demanded. See “Description of Ordinary Shares—Voting Rights.” The depositary will not join in demanding a vote on a poll unless instructed by at least two holders or holders owning at least 10% of the voting interests of all holders. If a poll is not demanded, the depositary shall follow the instructions of a majority in interest of the holders.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations, the terms of our memorandum and articles of association, and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, under the deposit agreement you will be required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to 5¢ per ADS issued (or portion thereof)
Cancellation/Surrender of ADSs	Up to 5¢ per ADS canceled (or portion thereof)

However, pursuant to a letter agreement we entered into with the depositary as of March 21, 2005, the depositary has agreed to (i) waive the fees indicated above relating to the issuance of ADSs in lieu of an annual maintenance fee payable by us and (ii) reduce the cancellation/surrender fees indicated above to the following fees depending upon the price of the ADSs then-quoted on NASDAQ:

ADS price on NASDAQ	Cancellation/Surrender Fee per ADS
$0.00 - $5.00	1.5¢
$5.01 - $10.00	2.0¢
$10.01 and above	3.0¢

This letter agreement and the fee waivers and reductions contained in the letter agreement may be terminated under certain circumstances by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•
fees for the transfer and registration of ordinary shares or preference shares charged by the registrar and transfer agent for the ordinary shares or preference shares in England (i.e., upon deposit and withdrawal of ordinary shares or preference shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares or preference shares are deposited or withdrawn from deposit).

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and, as with the letter agreement of March 31, 2005, may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the applicable deposit agreement at any time without your consent. We undertake to give holders three months’ prior notice of any modifications that would prejudice any substantial rights of the holders under the deposit agreement. We will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act of 1933 or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

You will be bound by the modifications to the applicable deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The applicable deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares or preference shares represented by your ADSs.

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

Upon termination of the applicable deposit agreement, withdrawal of the ordinary shares or preference shares and distributions to holders will occur as described below.

•
For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares or preference shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares or preference shares on the same terms as prior to the termination. During such six-month period the depositary will continue to collect all distributions received on the ordinary shares or preference shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•
After the expiration of such six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other holders in the interest of business matters of our company or relating to the ADSs or the deposit agreement.

The depositary will maintain facilities in New York City to record and process the execution, delivery, registration, transfer and surrender of ADRs. These facilities may be closed from time to time when deemed expedient by the depositary, or at our request.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	we and the depositary are obligated only to use our best judgment and good faith in performing the duties specifically stated in the deposit agreement without negligence or bad faith;

•	the depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith;

•	we and the depositary will not be obligated to appear in, prosecute or defend any lawsuit or other proceeding unless satisfactory indemnity is provided against all expenses and liabilities; and

•
we and the depositary disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADRs, or any other person believed by either of us in good faith to be competent to give such advice or information.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or preference shares or release ordinary shares or preference shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required, the representations required from brokers, etc. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and govern-

mental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if in its judgment conversion can be made on a reasonable basis. The depositary will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the depositary determines that the foreign currency is not convertible on a reasonable basis, or if any required approvals are not obtainable or are not obtained within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency for the applicable holders without liability for interest.

CERTAIN PROVISIONS OF ENGLISH LAW AND OF THE
COMPANY'S MEMORANDUM AND ARTICLES OF ASSOCIATION

Capital Calls

The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

Preemptive Rights

English law provides that shareholders have preemptive rights to subscribe to any issuances of equity securities that are or will be paid wholly in cash. These rights may be waived by a special resolution of the shareholders, either generally or in specific instances, for a period not exceeding five years. This differs from U.S. law, under which shareholders generally do not have preemptive rights unless specifically granted in the certificate of incorporation or otherwise. Pursuant to resolutions passed at our annual general meeting on July 25, 2005, our directors are duly authorized during the period ending on July 25, 2010 to exercise all of our powers to allot our securities and to make any offer or agreement which would or might require such securities to be allotted after that date. The aggregate nominal amount of the relevant securities that may be allotted under the authority cannot exceed £75,384,762 (equivalent to 1,507,695,240 ordinary shares). Under these resolutions we are empowered to allot such ordinary shares as if English statutory preemption rights did not apply to such issuance and, therefore, without first offering such ordinary shares to our existing shareholders.

Redemption Provisions

Subject to the Companies Act 1985 and with the sanction of a special resolution, shares in us may be issued with terms that provide for mandatory or optional redemption. The terms and manner of redemption would be provided for by the alteration of our articles of association.

Subject to the Companies Act 1985, we may also purchase in any manner the board of directors considers appropriate any of our own ordinary shares, Preference Shares or any other shares of any class (including redeemable shares) at any price.

Variation of Rights

If at any time our share capital is divided into different classes of shares, the rights of any class may be varied or abrogated with the written consent of the holders of not less than 75% of the issued shares of the class, or pursuant to an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At any such separate meeting the quorum shall be a minimum of two persons holding or representing by proxy one-third in nominal amount of the issued shares of the class, unless such separate meeting is adjourned, in which case the quorum at such adjourned meeting or any further adjourned meeting shall be one person. Each holder of shares of that class has one vote per share at such meetings.

Meetings of Shareholders

The board of directors may call general meetings and general meetings may also be called on the requisition of our shareholders representing at least one-tenth of the voting rights in general meeting pursuant to section 368 of the Companies Act 1985. Annual general meetings are convened upon advance notice of 21 days. Extraordinary general meetings are convened upon advance notice of 21 days or 14 days depending on the nature of the business to be transacted.

Citibank will mail to the holders of ADSs any notice of shareholders’ meeting received from us, together with a statement that holders will be entitled to instruct Citibank to exercise the voting rights of the ordinary shares represented by ADSs and information explaining how to give such instructions.

Limitations on Ownership

There are currently no UK foreign exchange controls on the payment of dividends on our ordinary shares or the conduct of our operations. There are no restrictions under our memorandum and articles of association or under English law that limit the right of non-resident or foreign owners to hold or vote our ordinary shares, Preference Shares or ADSs.

DESCRIPTION OF WARRANTS

Amarin may issue warrants to purchase any other securities that may be sold under this prospectus or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Amarin and potentially a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material English, U.S. federal and, if applicable, Bermuda income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Amarin may issue purchase contracts for the purchase or sale of debt or equity securities issued by Amarin or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Amarin may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Amarin to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on the same basis. The purchase contracts may require the holders thereof to secure their obligations in a specific manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Amarin’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Amarin may issue units consisting of one or more purchase contracts, warrants, debt securities, ordinary shares, ADSs, preference shares and other equity securities or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the purchase contracts, warrants, debt securities, ordinary shares, ADSs, preference shares and other equity securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAXATION

The material English, U.S. federal and, if applicable, Bermuda income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 as amended, with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Amarin. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Amarin or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Amarin or any of its subsidiaries to indemnification by Amarin or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Amarin or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

IN THE U.K. IN ADDITION TO THE COMPANIES ACT 1985, THE COMPANY IS SUBJECT TO THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 AND THE RULES OF THE FINANCIAL SERVICES AUTHORITY (INCLUDING THE RULES GOVERNING THE ISSUE OF PROSPECTUSES). AS AIM IS NOT A ‘REGULATED MARKET’ FOR THE PURPOSES OF THE EUROPEAN UNION PROSPECTUS DIRECTIVE 2003/71/EC, FOLLOWING ADMISSION TO AIM, THERE WILL BE VARIOUS OFFER EXEMPTIONS WHICH WILL APPLY TO THE COMPANY, WHICH WILL ALLOW IT TO ISSUE SHARES OF THE SAME CLASS ALREADY ADMITTED TO AIM, TO CERTAIN EXEMPT PERSONS, SUCH AS QUALIFIED INVESTORS, OR TO FEWER THAN 100 PERSONS, WITHOUT THE NEED TO PRODUCE A PROSPECTUS APPROVED BY THE FINANCIAL SERVICES AUTHORITY. IF THE COMPANY WISHES TO ISSUE SECURITIES TO THE PUBLIC IN THE U.K. OR ANY OTHER EU MEMBER STATE OUTSIDE ANY OF THE APPLICABLE EXEMPTIONS, IT WILL BE REQUIRED TO ISSUE A PROSPECTUS APPROVED BY THE UK FINANCIAL SERVICES AUTHORITY.

EXPERTS

Amarin’s consolidated financial statements as of and for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 incorporated in this Form F-3 by reference from our Annual Report on Form 20-F for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, included therein given on the authority of said firm as experts in auditing and accounting, and in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, which audited the financial statements of Laxdale Limited, a wholly owned subsidiary of Amarin, as of December 31, 2004 and for the period October 9, 2004 to December 31, 2004. PwC’s audit opinion for the consolidated financial statements of Amarin as of and for the year ended December 31, 2004, insofar as it relates to the amounts included for Laxdale Limited, is based solely on the report of Ernst & Young LLP.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to English law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Kirkpatrick & Lockhart Nicholson Graham LLP (registered in England). Certain legal matters with respect to Bermuda law will be passed upon for the issuers by Conyers Dill & Pearman. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our articles of association and certain provisions of English law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Amarin Corporation plc

Except as hereinafter set forth, there is no provision of the Company’s Memorandum and Articles of Association or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Article 192 of the Company’s Articles of Association provides:

Subject to and so far as may be permitted by the Acts, every director or other officer and the Auditors of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses and liabilities which he may sustain or incur in or about the execution of his office or otherwise in relation thereto in respect of any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour, or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part, or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted by the Court. Such other indemnities shall be provided to every Director or other officer as are appropriate and in accordance with the law.

Traditionally, under section 310 of the UK Companies Act 1985 (1985 Act), companies cannot exempt directors and auditors from, or indemnify them against, liability where they are negligent, in default, or in breach of duty or trust. The reason for this is that directors owe duties to their company and Parliament has considered in the past that, in the interests of shareholders, directors should have to face the consequences of their derelictions of duty.

This basic prohibition still stands but, as from 6 April 2005 and pursuant to the UK Companies (Audit, Investigations and Community Enterprise) Act 2004 (the “2004 Act”), companies can take advantage of a specific exemption to indemnify directors against liabilities to third parties, and can pay directors’ costs of defense proceedings as they are incurred (subject to an obligation to repay if the defense is not successful). This was to address concerns that directors of companies with a U.S. listing may face class actions in the U.S. and to help alleviate (at least in the short term) the cost to directors of lengthy court proceedings. The key points of the 2004 Act are:

•
Companies may indemnify directors against the legal and financial costs of proceedings brought by third parties. This does not extend to the legal costs of unsuccessful defence of criminal proceedings, fines imposed by criminal proceedings and fines imposed by regulatory bodies;

•
Companies may pay directors’ defence costs as they are incurred in civil or criminal cases, even if the action is brought by the company itself. However, a director in this situation will be required to pay any damages awarded to the company and to reimburse the company if he fails in his defence (unless the company has indemnified him in respect of his legal costs incurred in civil third party proceedings);

•	Companies may not provide indemnities to directors of UK-incorporated associated companies where it would be unlawful for that indemnity to be provided by the associated company;
•	Companies may indemnify officers other than directors;
•	Funds provided by the company to a director for these purposes are permitted under section 330 of the Companies Act 1985;
•	Any indemnities provided by a company will need to be disclosed in the directors’ report and shareholders will be able to inspect any indemnification agreement; and
•	A decision to indemnify directors under the new rules can be taken by a Company’s board and no shareholder vote is required by the legislation.

In addition, companies can obtain liability insurance for directors and can also pay directors’ legal costs if they are successful in defending legal proceedings.

Accordingly, the Company’s Board has taken a decision to so indemnify its Directors and officers and the Company has entered into forms of indemnity with its Directors and officers which comply with the 2004 Act. In addition, the Company carries liability insurance for its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company acknowledges that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

It is proposed that the current Articles of Association are updated to reflect the changes in legislation as described in the Notice of Annual General Meeting 2006 (as incorporated by reference herein). Such proposed amendments will require the approval of 75% of the shareholders.

Amarin Finance Ltd.

Section 98 of the Bermuda Companies Act 1981 (“Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in the Amarin Finance bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. The indemnity insurance purchased by Amarin Corporation plc for directors and officers extends to officers and directors of Amarin Finance Ltd. as a wholly owned subsidiary.

Item 9. Exhibits

Exhibit Index

*1.1	Underwriting Agreement relating to ordinary shares issued by the Company
*1.2	Underwriting Agreement relating to preference shares issued by the Company
*1.3	Underwriting Agreement relating to warrants issued by the Company
*1.4	Underwriting Agreement relating to debt securities issued by the Company
*1.5	Underwriting Agreement relating to debt securities issued by Amarin Finance
4.1	Memorandum of Association of the Company (5)
4.2	Articles of Association of the Company (5)
4.3	Form of Deposit Agreement, dated as of March 29, 1993, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (1)
4.4
Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (2)

4.5
Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002 among the Company, Citibank N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (3)

4.6	Form of Ordinary Share certificate (4)
4.7	Form of American Depositary Receipt evidencing ADSs (included in Exhibit 4.3) (3)
4.8	Form of Senior Indenture of the Company
4.9	Form of Senior Indenture of Amarin Finance
4.10	Form of Subordinated Indenture of the Company
4.11	Form of Subordinated Indenture of Amarin Finance
*4.12	Form of Purchase Contract
*4.13	Form of Warrant Agreement
5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP (English law)
5.2	Opinion of Cahill Gordon & Reindel LLP (New York law)
5.3	Opinion of Conyers Dill & Pearman (Bermuda law)
12.1	Statement regarding the computation of ratio of earnings to fixed charges and ratio of earnings to fixed charges and preference share dividends
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in Exhibit 5.1)
23.4	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.2)
23.5	Consent of Conyers Dill & Pearman (included in Exhibit 5.3)
24.1	Powers of attorney (included as part of the signature pages hereof)
*25.1	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Subordinated Indenture of the Company
*25.2	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Senior Indenture of the Company
*25.3	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Subordinated Indenture of Amarin Finance
*25.4	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Senior Indenture of Amarin Finance

* To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

(1)           Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 33-58160, filed with the Securities and Exchange Commission on February 11, 1993.

(2)           Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Post-Effective Amendment No. 1 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on October 8, 1998.

(3)           Incorporated herein by reference to Exhibit (a)(ii) to the Company’s Registration Statement on Post-Effective Amendment No. 2 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on September 26, 2002.

(4)           Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2003.

(5)           Incorporated herein by reference to Exhibit 99.1 to the Company’s Report on Form 6-K filed with the Securities and Exchange Commission on December 12, 2005.

Item 10. Undertakings

(a) The undersigned registrants hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the registrants are relying on Rule 430B:

(A) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of any registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England, on July 12, 2006.

AMARIN CORPORATION PLC By: /s/ Richard A. B. Stewart Name: Richard A.B. Stewart Title: Chief Executive Officer and Director (principal executive officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A.B. Stewart and Alan Cooke, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Thomas G. Lynch Name: Thomas G. Lynch Title: Chairman and Director Date: July 12, 2006
/s/ Richard A.B. Stewart Name: Richard A.B. Stewart Title: Chief Executive Officer and Director (principal executive officer) Date:July 12, 2006
/s/ Alan Cooke Name: Alan Cooke Title: Chief Financial Officer (principal financial and accounting officer) and Director Date: July 12, 2006
/s/ John Groom Name: John Groom Title: Director Date: July 12, 2006

/s/ Anthony Russell-Roberts Name: Anthony Russell-Roberts Title: Director Date: July 12, 2006
/s/ Dr. William Mason Name: Dr. William Mason Title: Director Date: July 12, 2006
/s/ Dr. Prem Lachman Name: Dr. Prem Lachman Title: Director Date: July 12, 2006
/s/ Dr. Simon Kukes Name: Dr. Simon Kukes Title: Director Date: July 12, 2006
/s/ Dr. Michael Walsh Name: Dr. Michael Walsh Title: Director Date: July 12, 2006
/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Authorized Representative in the United States Date: July 12, 2006

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on July 12, 2006.

AMARIN FINANCE LTD. By: /s/ Thomas G. Lynch Name: Thomas G. Lynch Title: Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A.B. Stewart and Alan Cooke, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Thomas G. Lynch Name: Thomas G. Lynch Title: Director and President Date: July 12, 2006
/s/ David Doyle Name: David Doyle Title: Director and Vice-President Date: July 12, 2006
/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Authorized Representative in the United States Date: July 12, 2006

EXHIBIT INDEX

*1.1	Underwriting Agreement relating to ordinary shares issued by the Company
*1.2	Underwriting Agreement relating to preference shares issued by the Company
*1.3	Underwriting Agreement relating to warrants issued by the Company
*1.4	Underwriting Agreement relating to debt securities issued by the Company
*1.5	Underwriting Agreement relating to debt securities issued by Amarin Finance
4.1	Memorandum of Association of the Company (5)
4.2	Articles of Association of the Company (5)
4.3	Form of Deposit Agreement, dated as of March 29, 1993, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder (1)
4.4
Amendment No. 1 to Deposit Agreement, dated as of October 8, 1998, among the Company, Citibank, N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (2)

4.5
Amendment No. 2 to Deposit Agreement, dated as of September 25, 2002 among the Company, Citibank N.A., as Depositary, and all holders from time to time of the American Depositary Receipts issued thereunder (3)

4.6	Form of Ordinary Share certificate (4)
4.7	Form of American Depositary Receipt evidencing ADSs (included in Exhibit 4.3) (3)
4.8	Form of Senior Indenture of the Company
4.9	Form of Senior Indenture of Amarin Finance
4.10	Form of Subordinated Indenture of the Company
4.11	Form of Subordinated Indenture of Amarin Finance
*4.12	Form of Purchase Contract
*4.13	Form of Warrant Agreement
5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP (English law)
5.2	Opinion of Cahill Gordon & Reindel LLP (New York law)
5.3	Opinion of Conyers Dill & Pearman (Bermuda law)
12.1	Statement regarding the computation of ratio of earnings to fixed charges and ratio of combined earnings to fixed charges and preference share dividends
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in Exhibit 5.1)
23.4	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.2)
23.5	Consent of Conyers Dill & Pearman (included in Exhibit 5.3)
24.1	Powers of attorney (included as part of the signature pages hereof)
*25.1	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Subordinated Indenture of the Company
*25.2	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Senior Indenture of the Company
*25.3	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Subordinated Indenture of Amarin Finance
*25.4	Statement of Eligibility of a trustee to be named later on Form T-1, as Trustee under the Senior Indenture of Amarin Finance

* To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

(1)           Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form F-1, File No. 33-58160, filed with the Securities and Exchange Commission on February 11, 1993.

(2)           Incorporated herein by reference to Exhibit (a)(i) to the Company’s Registration Statement on Post-Effective Amendment No. 1 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on October 8, 1998.

(3)           Incorporated herein by reference to Exhibit (a)(ii) to the Company’s Registration Statement on Post-Effective Amendment No. 2 to Form F-6, File No. 333-5946, filed with the Securities and Exchange Commission on September 26, 2002.

(4)           Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 2002, filed with the Securities and Exchange Commission on April 24, 2003.

(5)           Incorporated herein by reference to Exhibit 99.1 to the Company’s Report on Form 6-K filed with the Securities and Exchange Commission on December 12, 2005.